                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Learn2 Corporation (formerly known as E-Stamp Corporation) for the registration of 12,609,323 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2001, except for the third paragraph of
Note 1, as to which the date is April 20, 2001, with respect to the financial statements of Learn2 Corporation (formerly known as E-Stamp Corporation) included in Amendment No. 2 to its Annual Report (Form 10-K/A-2) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


Palo Alto, California
December 13, 2001